Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-198581 and 333-201700 and Form S-8 Nos. 333-225383 and 333-225108) of our report dated December 20, 2019, relating to the consolidated financial statements of Good Times Restaurants Inc. and subsidiaries, appearing in this Annual Report (Form 10-K) for the year ended September 24, 2019.

/s/ Moss Adams LLP

Denver, Colorado

December 20, 2019